Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-1 of Victory Energy Corporation of our report dated March 31, 2017, relating to the consolidated financial statements of Victory Energy Corporation and subsidiaries included in the Annual Report on Form 10-K of Victory Energy Corporation for the year ended December 31, 2016 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
February 5, 2018